Aberdeen Standard Platinum ETF Trust S-3ASR

Exhibit 5.1

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 13, 2021

Aberdeen Standard Investments ETFs Sponsor LLC

as sponsor to Aberdeen Standard Platinum ETF Trust

712 Fifth Avenue, 49th Floor

New York, NY 10019

Re:	Aberdeen Standard Platinum ETF Trust Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel for Aberdeen Standard Investments ETFs Sponsor LLC (the “Company”), a Delaware limited liability company, the sponsor of Aberdeen Standard Platinum ETF Trust, a New York investment trust (the “Trust”), in connection with the Trust’s filing on January 13, 2021 of its Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the issuance and sale by the Trust of 13,850,000 shares of Aberdeen Standard Physical Platinum Shares ETF (the “Shares”).

This opinion is limited to the laws of the State of New York governing investment trusts, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of New York. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of New York.

In connection with the opinions set forth herein, we have examined the following documents: the Depositary Trust Agreement between the Company and The Bank of New York Mellon, as Trustee, dated as of December 30, 2009, as amended on September 20, 2018 (the “Depositary Trust Agreement”), and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Aberdeen Standard Investments ETFs Sponsor LLC January 13, 2021 Page 2

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the sole member of the Company; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the sole member of the Company, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Depositary Trust Agreement, fully paid and non-assessable beneficial interests in the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the reference to us and discussion of this opinion in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP